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                                                                  EXHIBIT (A)(4)
                           Offer To Purchase For Cash

                     All Outstanding Shares Of Common Stock
                                       of

                                 Odwalla, Inc.
                                       at

                              $15.25 Net Per Share
                                       by

                             TCCC Acquisition Corp.
                          a wholly owned subsidiary of

                             The Coca-Cola Company

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
               SAN FRANCISCO TIME, ON THURSDAY, DECEMBER 6, 2001,
                         UNLESS THE OFFER IS EXTENDED.

                                                                November 6, 2001

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated November 6, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by TCCC Acquisition Corp., a California corporation (the "Offeror") and a wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation (the "TCCC"), to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of Odwalla Inc., a California corporation ("Odwalla"), at a purchase price of $15.25 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 29, 2001, among TCCC, the Offeror and Odwalla (the "Merger Agreement"). This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer.

     Please note the following:

1. The tender price is $15.25 per Share, net to you in cash less any required withholding taxes and without interest.

2. The Board of Directors of Odwalla unanimously has determined that the Offer and the Merger (as defined in the Offer to Purchase), are fair to and in the best interests of Odwalla's shareholders, has approved the Offer and adopted the Merger Agreement and recommends acceptance of the Offer by Odwalla's shareholders.
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3. The Offer is being made for all of the outstanding Shares.

4. The Offer and withdrawal rights will expire at 12:00 Midnight, San Francisco, California Time, on Thursday, December 6, 2001, unless the Offer is extended.

5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 90.1% of the Shares that are outstanding determined on a fully diluted basis (including for purposes of such calculation all Shares that are issuable upon exercise of vested options and outstanding warrants but excluding Shares that are issuable upon the exercise of options and warrants that are cancelled pursuant to the Merger Agreement).

6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     If you wish to have us tender any or all of the Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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